Exhibit 14.1

CODE OF ETHICS FOR
PRINCIPAL EXECUTIVE AND SENIOR FINANCIAL OFFICERS

This Code of Ethics for Principal Executive and Senior Financial Officers (the “Code”) contains general guidelines for conducting the business of ImClone Systems Incorporated (the “Company”) consistent with the highest standards of business ethics, and is intended to qualify as a “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder.

This Code applies to our Chief Executive Officer, Chief Financial Officer and those other principal financial officers set forth on Exhibit A hereto, as such Exhibit A may be amended and supplemented from time to time as appropriate (referred to collectively herein as the “Principal Officers”).

This Code is designed to deter wrongdoing and to promote:

•                                          Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•                                          Full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the “SEC”), and in any other public communications made by the Company;

•                                          Compliance with applicable governmental rules and regulations;

•                                          Prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

•                                          Accountability for adherence to the Code.

The Board of Directors of the Company also has adopted a Code of Business Conduct and Ethics (the “Company Code”) applicable to all employees, officers, directors, consultants and Scientific Advisory Board members of the Company.  The Principal Officers also are bound by the provisions set forth in the Company Code relating to ethical conduct, conflicts of interest and compliance with law.

In order to achieve the purposes set forth above, and in addition to the Company Code, the Principal Officers are subject to the following additional specific policies:

1.                                       The Principal Officers are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Company with the SEC.  Accordingly, it is the responsibility of the each of the Principal Officers to bring to the attention of the Company’s Disclosure Committee any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings or otherwise assist the Disclosure Committee in fulfilling its responsibilities as specified in the Company’s Disclosure Committee charter.

2.                                       The Principal Officers shall promptly bring to the attention of the Disclosure Committee and the Audit Committee any information her or she may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

3.                                       The Principal Officers shall promptly bring to the attention of the Company’s General Counsel and the Company’s Nominating and Corporate Governance Committee any information he or she may have concerning any violation of this Code or the Company Code, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

4.                                       The Principal Officers shall promptly bring to the attention of the General Counsel and the Nominating and Corporate Governance Committee any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof, or of violation of this Code or the Company Code.

5.                                       The Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of this Code or the Company Code by the Principal Officers.  Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to this Code and the Company Code, and shall include written notices to the individual involved that the Board has determined that there has been a violation, censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits (as determined by the Board) and termination of the individual’s employment.  In determining what action is appropriate in a particular case, the Board of Directors or such

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designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.

This Code is not intended to amend or replace the Company Code or any other Company code of conduct.  The Principal Officers will be required to comply with the terms of this Code, the Company Code and any other Company code of conduct.

January 21, 2004

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EXHIBIT A

PRINCIPAL OFFICERS

Daniel Lynch

Michael Howerton

Peter Borzilleri

Ana Stancic

CODE OF ETHICS FOR
PRINCIPAL EXECUTIVE AND SENIOR FINANCIAL OFFICERS

ACKNOWLEDGEMENT

I acknowledge that I have read the Company’s Code of Ethics for Principal Executive and Senior Financial Officers, that I understand its contents and that I agree to abide by its terms.  I accept that this acknowledgement forms part of the terms of my employment by the Company and that I will also be bound by any further policies and procedures issued from time to time for the purposes of ensuring compliance with applicable statutory or regulatory provisions and the maintenance of the Company’s reputation and integrity.  I also understand that any violation of the Code of Ethics for Principal Executive and Senior Financial Officers and related policies and procedures may subject me to discipline, including dismissal, as well as other penalties.

Signature:
Name:
Title:
Date: